Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 5, 2004	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. Announces 1st Quarter Results

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today reported first quarter operating results.

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2004	2003	% Change
Real estate revenues	$16,906	$17,038	(0.8)%
Cash flow from operations	11,702	7,039	66.2%
Distributions to common and preferred stockholders and minority interests	9,833	9,491	3.6%
Net income allocable to common stockholders	2,541	1,410	80.2%
Earnings per share (diluted)	$0.11	$0.07	57.1%
Funds from operations (FFO) (diluted)	6,655	5,812	14.5%
Interest Coverage Ratio (EBITDA/interest expense)	3.4	2.6

Net income allocable to common stockholders was $2.5 million or $0.11 per share in the first quarter compared to $1.4 million or $0.07 per share in the same quarter last year. FFO was $6.7 million or $0.29 per share in the first quarter compared to $5.8 million or $0.29 per share in the same quarter last year. Included in net income and FFO are certain expenses incurred by the Company to maintain and re-tenant its under-performing and un-leased properties, such as property taxes and legal costs. Property taxes and other property costs associated with under-performing properties and legal expenses associated with tenant enforcement actions or dispute settlements decreased $0.1 million over the same period last year, totaling $0.5 million in the first quarter of 2004. Also included in net income and FFO were certain non-cash expenses such as impairment of long-lived assets and provision for doubtful accounts. Impairment of long-lived assets was $0.2 million in the first quarter of 2004 versus $0.2 million for the same period last year. In addition, the Company had $1.4 million of expense for impairment of long-lived assets included in discontinued operations for the first quarter of 2003. Provision for and recoveries of doubtful accounts was a $0.1 million charge in the first quarter versus a slight recovery in the same period last year.

For the three months ended March 31, 2004, revenues from continuing operations increased $1.4 million, or 4.8%, to $29.9 million, representing a $1.5 million revenue increase in retail operations, offset slightly by a $0.1 million revenue decrease in real estate operations. The net increase was primarily due to the following:

–	a $2.8 million increase in the Hawaii retail operations. Fuel sales in Hawaii for the first quarter 2004 were up 31.4% over the same period last year, due to four more stores being open and increased sales at existing stores. This translated into a $2.1 million increase compared to the first quarter of 2003. In addition, Hawaii pump prices averaged $0.19 more per gallon, or a $0.7 million increase for the quarter, compared to the corresponding prior year quarter. The Company also experienced increased sales volumes due partly to attracting new and return customers with store improvements such as remodels, the addition of car washes and the application of a brand to certain of its gasoline stations.

–	a $1.5 million decrease in non-Hawaiian retail operations due, in part, to the leasing to tenants of 10 of the 25 Fina stations which the Company operated after obtaining 51 Fina stores as part of an early lease termination with a tenant in the first quarter of 2003.

The Company’s first quarter operating results were negatively impacted by several issues that hindered FFO growth. First, the Company did not complete as many acquisitions as planned. With several sizable acquisitions currently under contract, the Company expects to increase its acquisition volume in the second and third quarters of 2004. Second, margins at the Company’s retail operations were reduced due to increased fuel costs. Finally, over the past several quarters, the Company has been reducing the amount of leverage on the balance sheet. While this has strengthened the balance sheet, the reduction in leverage has limited the funds available for FFO producing investments, creating a drag on FFO growth.

RETAIL DEVELOPMENT AND TRANSITIONAL OPERATIONS

The Company conducts retail operations on an interim basis for selected properties until they are re-leased by, or sold to, third parties. All retail activity is conducted through a taxable REIT subsidiary. It is anticipated that most of the reported retail revenue will be rental income when the properties are leased to third parties.

At the end of the first quarter, retail operations consisted of 15 properties operated by employees of a Company subsidiary, and 14 properties to which the subsidiary supplied fuel only. Year-to-date through March 31, 2004, the retail subsidiary began operating 1 property, leased 1 property to a third party, and sold or disposed of 1 property. Revenue from properties operated by the Company on an interim basis was $13.0 million and contributed $0.4 million to net income in the first quarter. The financial performance of retail operations was negatively affected by compressed gas margins in the first quarter, especially in March. The Company expects fuel margins to rebound, but the timing of the rebound is unknown. Included in the Company’s general and administrative expenses for the quarter was $1.1 million of retail operating costs.

PORTFOLIO DEVELOPMENT

During the first quarter of 2004, the Company disposed of 20 properties, generating net cash proceeds of $6.7 million and a gain of $1.4 million. Also during the first quarter, the Company acquired several real estate notes for a purchase price of $4.9 million and three properties for a purchase price of $2.6 million. On April 23, 2004, the Company announced the acquisition, pending Bankruptcy Court approval, of certain assets of The Ground Round, Inc., a casual dining chain based in Boston. The purchase price was approximately $6.5 million. The Company is also seeking Bankruptcy Court approval to purchase the leasehold interest and operating rights to nine company-owned locations for approximately $0.8 million. In addition, since the end of the first quarter, the Company has acquired 2 properties for approximately $1.9 million. Robert Stetson, President and CEO, commented, “Our acquisitions for the first quarter of 2004 were behind schedule, but the addition of the Ground Round brand, the additional properties purchased so far during the second quarter, and the other approximately $43.0 million of acquisitions under LOI or contract are encouraging for the outlook of the rest of the year.”

Partially offsetting the $1.4 million gain on sale of properties in the first quarter was $0.2 of non-cash impairment charges. Impairment charges result when the Company determines from its regular analysis of real property assets that circumstances indicate the book value of an asset may not be fully recoverable. As part of this regular analysis, any time a property is marketed for sale at a price less than net book value, an impairment charge is immediately recognized.

At March 31, 2004, the Company’s portfolio consisted of 778 properties, of which 15 were operated by the Company’s retail subsidiary, 60 were non-performing and 1 was vacant land. The net book value of the non-performing properties and vacant land was $23.7 million.

The Company will hold a conference call on Thursday, May 6, 2004 at 3:00 p.m. Central time to review its first quarter results. The call can be accessed toll free at (877) 691-0877, or via webcast by going to http://www.companyboardroom.com/company.asp?ticker=usv&client=cb at least 15 minutes prior to the start of the call. A web replay will be available shortly after the call for 14 days. A digital replay of the conference call will be available until midnight May 20, 2004 by dialing (877) 519-4471 and entering reference number 4697093.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT). The Company focuses primarily on acquiring, owning and leasing restaurant properties. The Company also owns and leases a number of service station properties, most of which include convenience stores (referred to as C&Gs). At March 31, 2004, the Company’s portfolio consisted of 778 properties. U.S. Restaurant Properties, Inc. leases its properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®. The Company’s C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147 or visit the Company’s website, www.usrp.com.

U.S. Restaurant Properties, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Rental income	$15,600	$14,841
Tenant expense reimbursements	789	851
Lease termination fees	100	446
Interest on real estate loans	417	900
Retail operations	13,039	11,529

Total revenues	29,945	28,567
Expenses:
Ground rent	861	894
Property taxes	160	285
Other property	347	296
Legal	198	267
Depreciation and amortization	5,528	5,266
Impairment of long-lived assets	176	193
Provision for doubtful accounts	139	(80)
General and administrative	3,381	2,540
Retail cost of sales	10,891	10,127

Total expenses	21,681	19,788

Loss on sale of investments	—	(14)

Income from continuing operations	8,264	8,765
Non-operating income	8	7
Interest expense	(4,554)	(5,633)
Minority interests	(9)	(1,169)

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	3,709	1,970
Income from discontinued operations	1,286	1,486
Cumulative effect of change in accounting principle	—	(270)

Net income	4,995	3,186
Dividends and accretion on preferred stock	(2,454)	(1,776)

Net income allocable to common stockholders	$2,541	$1,410

Basic and diluted net income per share:
Income from continuing operations allocable to common stockholders	$0.05	$0.01
Income from discontinued operations	0.06	0.07
Cumulative effect of change in accounting principle	—	(0.01)

Net income per share	$0.11	$0.07

Weighted average shares outstanding
Basic	22,535	19,837
Diluted	22,662	19,864

U.S. Restaurant Properties, Inc.

1st Quarter 2004 FFO (1)

In thousands, except per share amounts

	Three Months Ended March 31,
	2004	2003
Net income	$4,995	$3,186
Dividends and accretion on preferred stock	(2,454)	(1,776)

Net income allocable to common stockholders	2,541	1,410

Depreciation and amortization
Continuing operations	5,528	5,266
Adjustment to depreciation and amortization	(27)	(29)
Discontinued operations (2)	25	514
(Gain) loss on sale of property
Discontinued operations (2)	(1,421)	(1,619)
Embers sale transaction	—	—
Less FFO adjustments allocable to minority interest	(14)	—
Cumulative effect of change in accounting principle	—	270

FFO (Basic)	6,632	5,812
Income (loss) allocable to minority interest	9	—
Adjustments allocable to minority interest	14	—

FFO (Diluted)	$6,655	$5,812

Weighted average shares outstanding (Basic)	22,535	19,837
Dilutive effect of OP units	80	—
Dilutive effect of options	25	27
Dilutive effect of Preferred Stock warrants	22	—

Weighted average shares outstanding (Diluted)	22,662	19,864

FFO (Basic) per share, allocable to common stockholders (3)	$0.29	$0.29
FFO (Diluted) per share, allocable to common stockholders (3)	$0.29	$0.29

(1)	The Company believes the supplemental non-GAAP measure FFO is a useful indicator of the Company’s operating performance and that the most directly comparable GAAP financial measure to FFO is net income. Management uses FFO as a supplemental measure to conduct and evaluate the business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. The National Association of Real Estate Investment Trust (NAREIT) created FFO as a supplemental performance measure to exclude historical cost depreciation, among other items, from GAAP net income. The Company’s FFO is computed as net income (loss) available to common stockholders (computed in accordance with accounting principles generally accepted in the United States of America), plus real estate related depreciation and amortization, excluding gains (or losses) from sales of property, income/loss allocable to minority interest holders and extraordinary items and is computed in accordance with the NAREIT “White Paper” definition of FFO. The Company believes that the use of FFO, combined with the required primary GAAP presentations, has improved management’s and the investing public’s understanding of REIT operating results. Further, the use of FFO has made comparisons of those results more meaningful and has enabled the evaluation of the Company’s operating performance compared to other REITs that use the NAREIT definition in order to make more informed business decisions based on industry trends or conditions. Therefore, the Company considers FFO a useful measure for reviewing its comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate depreciation and amortization, FFO assists in the comparison of the operating performance of real estate between periods or as compared to other REITs. FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. While the Company adheres to the NAREIT definition of FFO in making its calculation, the Company’s method of calculating FFO may not be comparable to the methods used by other REITs and accordingly may be different from similarly titled measures used by other companies.

(2)	Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 89 properties during the year ended December 31, 2003 and 20 properties during the three months ended March 31, 2004.

	Three Months Ended March 31,
	2004	2003
Revenues	$595	$4,262
Depreciation and amortization	(25)	(514)
Impairment of long-lived assets	(35)	(1,402)
Other expenses	(670)	(2,479)

	(135)	(133)
Gain (loss) on sale of property	1,421	1,619

Income (loss) from discontinued operations	$1,286	$1,486

(3)	FFO (Basic) per share is calculated by dividing FFO (Basic) by the weighted average number of shares of common stock outstanding for the period. FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis. Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock, Preferred Stock warrants and stock price guarantees to the extent they are dilutive. For the three months ended March 31, 2004 and 2003, all Common Stock Equivalents were dilutive except Preferred Stock and certain employee stock options.

U.S. Restaurant Properties, Inc.

Supplementary Information

New York Stock Exchange symbol – Common Stock	USV
– Preferred Stock	USV_pa

Annualized dividend rate per share of Common	$1.32

Common Stock price per share as of market close, March 31, 2004	$18.74

Dividend yield on Common Stock (annualized dividend divided by price per share at March 31, 2004)	7.04%

Total shares of Common Stock issued and outstanding March 31, 2004	22,552,639

Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

Series A Preferred Stock price per share as of market close, March 31, 2004	$24.66

Dividend yield on Series A Preferred Stock (annualized dividend divided by price per share at March 31, 2004)	7.83%

Total shares of Series A Preferred Stock issued and outstanding March 31, 2004	4,084,288

Number of core business properties at March 31, 2004	778

Cash and cash equivalents at March 31, 2004	$3,184,445

First quarter straight-line rent	$627,177

U.S. Restaurant Properties, Inc.

Capitalization at March 31, 2004

(in thousands)

Debt
Line of Credit	$—
Notes Payable	312,235
Mortgage Note Payable	900

313,135

	Shares Outstanding 31-Mar-04	Closing Price 31-Mar-04
Equity
Series A Preferred Stock	4,084	$24.66	100,711
Series B Preferred Stock	20		20,000
Common Stock	22,553	$18.74	422,643

			543,354
Total Capitalization			$856,489